Exhibit 4.2

METAURUS EQUITY COMPONENT TRUST

AUTHORIZED PARTICIPANT AGREEMENT

This Authorized Participant Agreement (this “Agreement”) is entered into as of this     day of             20     (the “Effective Date”), by and between                     (the “Participant”), Metaurus Advisors LLC (the “Sponsor”) and SEI Investments Distribution Co. (the “Distributor”), and is subject to acceptance by (the “Transfer Agent”), solely in its capacity as transfer agent of the Trust.

SUMMARY

The Sponsor serves in its capacity as Sponsor of the Metaurus Equity Component Trust (the “Trust”) pursuant to a Declaration of Trust dated as of [                    ], as amended or supplemented from time to time (the “Trust Agreement”). The Trust offers shares of one or more individual investment portfolios that relate solely to the assets specifically allocated to such portfolios (each, a “Series”). Each Series is listed for trading on one or more U.S. national securities exchanges or associations and operates as an “Exchange Traded Product.” Common stock of any Series (“Shares”) offered by the Trust (now or in the future) may be directly purchased from or redeemed to the Trust at a price based on the net asset value per Share (subject to applicable “Law” and the terms hereof) pursuant to the registration statement of each Series on Form S-1, as declared effective by the Securities and Exchange Commission (the “SEC”) and as amended and supplemented from time to time, or any successor registration statement for the Series (the “Registration Statement”) and only by or through an entity that: (i) is a registered broker-dealer; (ii) is a member of The Depository Trust Company; (iii) is a futures commission merchant (“FCM”) registered with the Commodity Futures Trading Commission (“CFTC”) or clears through an entity that is an FCM registered with the CFTC; and (iv) has entered into an authorized participant agreement.

Capitalized terms used herein and not otherwise defined have the meaning assigned to them in SECTION 12 of this Agreement.

To give effect to the foregoing premises and in consideration of the mutual covenants and agreements set forth below, the parties hereto agree as follows:

SECTION 1 ORDERS FOR PURCHASE AND REDEMPTION

1.01 Creation Units. The Shares of any Series offered by the Trust may only be purchased or redeemed by a Participant, in Creation Unit size, from the applicable Series through the Distributor. A Creation Unit is a large aggregation of Shares of a Series, the specific number of which will be stated in the “Prospectus” of the applicable Series, as may be amended from time to time. The Participant is authorized to purchase and redeem Creation Units of such Series as determined in the discretion of the Sponsor, subject to applicable law and the terms hereof and of the Prospectus. The Participant acknowledges and agrees that (i) the Sponsor from time to time may change or adjust the number of Series available to the Participant in the Sponsor’s discretion; provided, however, that the Sponsor will make reasonable efforts to provide notice to the Participant and Distributor prior to any such adjustment to the Series available to the Participant; (ii) the Series that the Participant is authorized to purchase or redeem Creation Units of may be different than the Series available to other participants executing an authorized participant agreement similar to this Agreement; and (iii) the Sponsor may suspend purchases and/or redemptions of Shares at any time in its discretion; provided that any such suspension is effected in accordance with applicable Laws. The Participant may obtain a list of authorized Series from the Distributor upon request. The Sponsor will not unreasonably reduce the number of Series available to the Participant.

1.02 Procedures for Orders. The procedures for placing and executing orders to purchase Creation Units (“Purchase Orders”) and orders to redeem Creation Units (“Redemption Requests”) are described in the Prospectus for each Series and in the AP Handbook and must be placed and executed in accordance with the terms and procedures set forth in the Prospectus and the AP Handbook. Purchase Orders and Redemption Requests received by the Distributor and determined by the Distributor and the applicable

Series to be in proper form in accordance with such terms and procedures shall be processed at the net asset value per Share of the relevant Series next determined after such Purchase Order or Redemption Request is received by the Distributor and determined by the Distributor and the applicable Series to be in proper form. The Participant agrees to comply with any and all requirements stated in the Prospectus and in the AP Handbook to the extent applicable to it. The Sponsor and Distributor reserve the right to revise or augment the procedures relating to the manner of purchasing or redeeming Creation Units. The Distributor will make commercially reasonable efforts to provide prior notice to the Participant of any material changes to the AP Handbook. The Participant agrees to comply with such procedures as they may be revised or augmented from time to time. Such revised or additional procedures may be implemented by the Distributor with respect to any or all Series, due to changing Law, market conditions, administrative or operational processes or requirements for new or existing Series, or any other purposes.

Any Series may, subject to applicable Law, change the manner in which a Purchase Order and/or Redemption Request may be placed and/or executed by the Participant, including, without limitation, requiring that a Purchase Order or Redemption Request be cleared outside the CNS Clearing Process or any non-CNS Clearing Process. As provided in the AP Handbook, Purchase Orders and Redemption Requests will typically be executed through two parallel but connected processes whereby the futures and treasury securities constituting the Deposit Instruments or Redemption Instruments, as applicable, are transferred to the Series or the Participant, as applicable, through an EFRP, which will be reported to the CME by the Distributor and the Shares will be delivered to the Participant or the Series, as applicable, through NSCC. In the case of a Purchase Order, the applicable Series will not release a Creation Unit for settlement through NSCC until it has received the applicable Deposit Instruments related to such Creation Unit through an EFRP and, if applicable, cash in lieu for some or all of such Deposit Instruments [through the custodian for the Series], and in the case of a Redemption Request, the applicable Series will not release the Redemption Instruments through an EFRP or, if applicable, provide cash-in lieu for some or all of such Redemption Instruments [through its custodian] until it has received the Shares from the Participant through NSCC.

1.03 NSCC Authorization. All Purchase Orders and all Redemption Orders will be processed outside of the CNS Clearing Process. In that regard, the Participant, as a Participating Party, hereby authorizes the Transfer Agent to transmit to the NSCC on behalf of the Participant instructions, including without limitation instructions regarding the transfer of Shares, Cash Amounts and Cash Components, consistent with the Purchase Order and Redemption Request submitted in proper form by the Participant to the Distributor. The Participant agrees to be bound by the terms of such instructions issued by the Transfer Agent and reported to NSCC as though such instructions were issued by the Participant directly to NSCC.

1.04 Consent to Recording and Order Taking Website Documentation. It is contemplated that the phone lines used by the Distributor or other service providers to the Trust with respect to any Purchase Orders or Redemption Requests may be recorded, and the Parties hereby consent to the recording of all calls with any of those persons or entities. The Participant also acknowledges and agrees that its access to, and actions taken on, the Order Taking Website may be documented and the Participant shall be provided with such documentation upon request in the event of a dispute. The Distributor, Trust , Sponsor, or their Affiliated Persons, as applicable, shall promptly provide copies of recordings of any such calls or Website documentation, unless such recordings or documentation have been erased or destroyed prior to receipt of such request in the normal course of business in accordance with the recording party’s general record keeping policies and procedures. The parties each agree that the Distributor, the Sponsor and the Trust may use such recordings and documentation in connection with any dispute or proceeding relating to this Agreement.

1.05 Irrevocability. All Purchase Orders and Redemption Requests are irrevocable and considered final when placed by a Participant with the Distributor. The Participant shall be responsible for all liabilities, Losses, reasonable expenses and costs incurred by the Trust or the Distributor in connection with any modified or cancelled Purchase Order or Redemption Request. It is acknowledged and agreed that the Sponsor has the absolute right to reject any Purchase Order or Redemption Request (to the extent permitted by Law and the Prospectus) transmitted to it by the Distributor, including in the event that such Purchase Order or Redemption Request is deemed not to be in proper form. The Distributor shall notify the Participant as soon as reasonably practicable (which may be after the close of trading for a Business Day) of any such rejection of a Purchase Order or Redemption Request.

1.06 Prospectus and Trade Confirmation Delivery. The Participant consents to electronic delivery of trade confirmations and the Prospectus and other fund documents including, but not limited to supplements to the Prospectus, shareholder reports and Rule 19a notices, and understands that unless the Participant notifies the Distributor in writing that this consent is revoked, the Participant can only obtain access to Prospectuses from the Distributor electronically. The Trust makes the current Prospectuses and other fund documents including annual, semi-annual and/or monthly shareholder reports for each applicable Series available on the Trust’s website: www.                    .com. The Participant agrees to maintain a valid electronic mail address for purposes of receiving Prospectuses, other fund documents and trade confirmations and further agrees to promptly notify the Distributor if its electronic mail address for this purpose changes. The Participant understands that it must have regular and continuous Internet access to access all documents relating to a Prospectus.

SECTION 2 EXECUTION OF PURCHASE ORDERS

2.01 In-Kind Purchase. To effect an in-kind purchase of a Creation Unit of a Series, the Participant agrees to enter into an EFRP with such Series, pursuant to which it shall arrange to deliver the Deposit Instruments to the Custodian on behalf of the Series, and simultaneously to deliver to the Series, through the Custodian the applicable Cash Amount.

2.02 Cash in Lieu. The Sponsor may, in its sole discretion and to the extent permitted by Law, permit or require the substitution of an amount of cash to be added to any Cash Component to replace any Deposit Instrument (“cash in lieu”). The Sponsor may suspend the ability of the Participant to engage in cash in lieu transactions with respect to any Series at any time, without prior notice.

2.03 Delivery of Collateral or Fund Deposit. As described in the Prospectus and the AP Handbook from time to time, the Sponsor may, in its sole discretion, permit collateral to be posted to the Custodian (or such other agent as may be agreed in writing by the Participant and the Trust from time to time) for the benefit of a Series in anticipation of delivery of all or a portion of the requisite Deposit Instruments, and may require additional collateral to be posted if, in the sole discretion of the Sponsor, the existing collateral is insufficient to protect the Series from market or other risks relating to the undelivered security. The Series may at any time use such cash or collateral to purchase Deposit Instruments without further consultation with the Participant. To the extent permitted by the Prospectus, the Participant shall be responsible for any and all expenses and costs incurred by the Trust, including all Cash Amounts, in connection with any Purchase Orders. The Participant understands and agrees that in the event collateral or the Fund Deposit are not fully transferred to the Trust by the time specified, a Purchase Order may be cancelled by the Sponsor and the Participant will be solely responsible for any and all expenses and costs incurred by the applicable Series, the Transfer Agent or the Distributor related to the cancelled Purchase Order.

2.04 Title to Financial Instruments; Restricted Shares. The Participant represents that upon delivery of a portfolio of Deposit Instruments to the Custodian and/or the relevant subcustodian on behalf of the applicable Series, effected by the Participant in connection with a Purchase Order, the Trust will acquire good, marketable and unencumbered title to such financial instruments, free and clear of any and all liens, restrictions, hypothecations, charges, duties imposed on the transfer of assets and encumbrances and not subject to any adverse claims (“Liens”). The Participant also represents that upon delivery of Shares comprising a Creation Unit to the applicable Series through NSCC, effected by the Participant in connection with a Redemption Request, the Trust will acquire good, marketable and unencumbered title to such Shares, free and clear of any and all Liens.

2.05 Corporate Actions. With respect to any Purchase Order, the Trust, on behalf of each applicable Series, shall return to the Participant or the Participant Client any dividend, distribution or other corporate action paid to the Trust in respect of any Deposit Security that is transferred to the Trust that, based on the valuation of such Deposit Security on the Business Day on which the Trust receives and accepts the

Purchase Order in proper form, should have been paid to the Participant or the Participant Client. Likewise, the Participant acknowledges and agrees to return to the Trust any dividend, distribution or other corporate action paid to the Participant or any Participant Client in respect of any Deposit Security that is transferred to the Participant that, based on the valuation of such Deposit Security on the Business Day on which the Trust receives and accepts the Purchase Order in proper form, should have been paid to the Trust.

2.06 Cash Amount and Cash Component. The Participant hereby agrees it will transfer same day funds comprising the Cash Amount, the Cash Component, and/or the Fund Cash Deposit, as applicable in connection with a Purchase Order. The Participant hereby agrees to deliver the Cash Amount, the Cash Component, and/or the Fund Cash Deposit [to an account designated by the Sponsor at the Custodian for the applicable Series] on or before the Contractual Settlement Date or such earlier time as may be designated by the Sponsor.

SECTION 3 EXECUTION OF REDEMPTION REQUESTS

3.01 Creation Units. To effect the redemption of a Creation Unit of a Series, the Participant agrees to deliver to the Trust, the requisite number of Shares comprising the number of Creation Units being redeemed plus any applicable Cash Amount and/or Cash Component. Proceeds of redemption of a Creation Unit shall consist of Fund Instruments and/or any applicable Cash Component, less any applicable Cash Amount. As described in the Prospectus and the AP Handbook, from time to time, the Sponsor may, in its sole discretion, permit the Participant to redeem a Creation Unit when the Participant is unable to deliver all or part of the Shares comprising a Creation Unit by posting collateral to the Custodian (or such other agent as may be agreed in writing by the Participant and the Trust from time to time) for the benefit of a Series in anticipation of delivery of all or a portion of the Creation Unit. The Participant or its Participant Client must own or have arranged to borrow all Shares comprising the Creation Unit being redeemed on or before 4:00 p.m. Eastern time on the date that the Redemption Request is accepted by the Distributor or Sponsor. The Sponsor shall require the Participant to post cash collateral equal to at least 115% of the value of the missing Shares (to be marked to market daily) and may require an amount in excess of such amount. To the extent permitted by the Prospectus, the Participant shall be responsible for any and all expenses and costs incurred by the Trust, including all Cash Amounts, in connection with any Redemption Request.

3.02 Delivery of Collateral or Shares. The Participant understands and agrees that in the event collateral or Shares are not transferred to the Trust (or the Custodian for the benefit of the Trust) by the time specified on or prior to the Contractual Settlement Date, a Redemption Request may be cancelled by the Sponsor and the Participant will be solely responsible for all expenses and costs incurred by the Trust, the Sponsor, the Transfer Agent or the Distributor related to the cancelled Redemption Request. The Distributor will provide notice to the Participant, as soon as reasonably practicable, of any such cancellation of a Redemption Request.

3.03 Legal and Beneficial Ownership. The Participant represents and warrants that it will not attempt to place a Redemption Request for the purpose of redeeming Shares of any Series unless it has first ascertained that it or the Participant Client, as the case may be, owns (within the meaning of Rule 200 of Regulation SHO) or has arranged to borrow for delivery to the Trust on or prior to the Contractual Settlement Date of the Redemption Request the number of Shares of the relevant Series to be redeemed as a Creation Unit. In either case, the Participant acknowledges that: (i) it has or if, applicable, its Participant Client has full legal authority and legal right to tender for redemption the requisite number of Shares of the applicable Series and to receive the entire proceeds of the redemption and (ii) if such Shares submitted for redemption have been loaned or pledged to another party or are the subject of a repurchase agreement, securities lending agreement or any other arrangement affecting legal or beneficial ownership of such Shares being tendered, there are no restrictions precluding the tender and delivery of such Shares (including borrowed Shares, if any) for redemption, free and clear of liens, on the Contractual Settlement Date. In the event that the Distributor and/or the Sponsor have reason to believe that the Participant or the Participant Client does not own or have available for delivery the requisite number of Shares of the relevant Series to be redeemed as a Creation Unit to deliver by the Contractual

Settlement Date, the Distributor and/or the Sponsor may require the Participant to deliver or execute supporting documentation evidencing ownership or its right to deliver sufficient Shares of the relevant Series in order for the Redemption Request to be in proper form and, if such documentation is not satisfactory to the Distributor and/or the Sponsor, in their reasonable discretion, the Distributor and/or the Sponsor may reject the Redemption Request. Failure to deliver or execute the requested supporting documentation may result in the Participant’s Redemption Request being rejected as not in proper form.

3.04 Same Business Day Purchase and Redemption. Notwithstanding anything to the contrary contained herein, except as otherwise specifically advised by the Participant in writing to the Distributor and the Sponsor, the Participant represents and warrants on behalf of itself and any Participant Client that in the case of any Redemption Request that is placed on the same Business Day as any Purchase Order is placed by the Participant for the same Series: (i) the Redeeming Shareholder is not the same Participant or Participant Client as the Purchasing Shareholder; (ii) the Redeeming Shareholder is not affiliated in any manner to or with the Purchasing Shareholder; (iii) the Redeeming Shareholder and the Purchasing Shareholder are acting for their own respective beneficial interests; (iv) the placing of such Redemption Request and such Purchase Order is not for the beneficial interest of the same person; and (v) the placing of such Redemption Request and such Purchase Order is not pursuant to any common plan, mutual agreement, or understanding.

3.05 Cash Amount and Cash Component. The Participant hereby agrees it will transfer same day funds comprising the Cash Amount and/or the Cash Component, as applicable in connection with a Redemption Request. The Participant hereby agrees to deliver the Cash Amount and/or the Cash Component [to an account designated by the Sponsor at the Custodian for the applicable Series] on or before the Contractual Settlement Date or such earlier time as may be designated by the Sponsor.

SECTION 4 FEES

The Participant shall pay transaction fees as part of the Cash Amount as described in the Prospectus, which are subject to adjustment as described in the Prospectus.

SECTION 5 AUTHORIZED PERSONS

5.01 Phone Orders and Website Orders. When placing Purchase Orders or Redemption Requests by phone, an Authorized Person, on behalf of the Participant, will be required to provide his or her personal ID and submit a valid PIN Number (with such personal ID and PIN Number to be issued by the Distributor). When placing Purchase Orders or Redemption Requests through the Website or via other electronic means, an Authorized Person on behalf of the Participant, will be required to enter a valid firm PIN Number, a valid personal ID and password (with such password provided by the Distributor) for Website access and trade order processing. The Participant will only have access to certain section(s) of the Website, as determined by the Sponsor or the Distributor, in their sole discretion.

5.02 PIN Numbers and Password. Upon the execution of this Agreement by the Participant and the acceptance thereof by the Distributor, the Participant shall be issued a PIN Number by the Distributor and each Authorized Person will be issued a personal ID and password for use on the Website. To place Purchase Orders or Redemption Requests through the Distributor, the Authorized Person must provide the Participant’s valid PIN Number and must also enter a valid personal ID and password to access the Website. The PIN Number is used by the Distributor and the Sponsor to identify the Participant and validate instructions issued by the Participant pursuant to this Agreement. The Participant agrees that the Distributor, Sponsor and Trust shall not be responsible for any losses incurred by the Participant or any other person as a result of an Authorized Person identifying himself or herself as a different Authorized Person or an unauthorized person identifying himself or herself as an Authorized Person. It is acknowledged and agreed that these procedures may be revised and updated from time to time and made available in the AP Handbook

5.03 Responsibility of Participant. The Participant acknowledges that it will be solely responsible for maintaining the security and confidentiality of the PIN Number, personal ID and password. The Participant agrees to keep confidential such PIN Numbers and passwords provided to it by the Distributor or Sponsor and to provide such PIN Numbers and passwords only to Authorized Persons. The Participant will liable to the Sponsor, the Trust, each applicable Series and the Distributor for all Redemption Requests and Purchase Orders submitted by non-Authorized Persons and for all losses or liabilities due to misuse of such PIN Number, personal ID or password by Authorized Persons of the Participant or by non-Authorized Persons. The Participant may revoke the PIN Number and password at any time upon written notice to the Distributor, Sponsor and the Trust, and the Participant shall be responsible for doing so immediately in the event that it becomes aware that an unauthorized person has received access to its PIN Number and/or password or has used the PIN Number and/or password in an unauthorized manner. The Participant agrees not to and to cause its Authorized Persons not to share any PIN Number, personal ID or password with any third party without the prior written consent or the Participant, unless otherwise required by applicable Law.

5.04 Responsibility of the Distributor. The Distributor shall be entitled to assume that all instructions issued to it using the Participant’s PIN Number have been properly placed by Authorized Persons, unless the Participant has revoked its PIN Number at least 24 hours prior to such time (and, with respect to the Website, its password) and such revocation has been acknowledged in writing to the Participant by the Distributor. The Distributor shall be under no obligation to verify that a Purchase Order or Redemption Request is being validly placed by an Authorized Person. Upon receipt of a written request by the Participant to revoke a PIN Number or password, the Distributor shall de-activate the PIN Number and/or password as promptly as practicable.

5.05 Certification. Concurrently with the execution of this Agreement and as requested from time to time by the Sponsor and/or Distributor but no less frequently than annually, the Participant shall deliver to the Distributor and the Sponsor, with copies to the Transfer Agent, a certificate in the form attached as Annex I hereto or in a form otherwise acceptable to the Distributor and the Sponsor signed by the Participant’s Secretary or other duly authorized official setting forth the names, electronic mail addresses and telephone and facsimile numbers of all Authorized Persons. Such certificate may be accepted and relied upon by the Distributor and the Sponsor as conclusive evidence of the facts set forth therein and shall be considered to be in full force and effect until delivery to the Distributor and the Sponsor of a superseding certificate in a form approved by the Sponsor bearing a subsequent date. It shall be the responsibility of the Participant to ensure that the Distributor has a current list of all Authorized Persons. Upon the termination or revocation of authority of an Authorized Person by the Participant, the Participant shall give prompt written notice of such fact to the Distributor and such notice shall be effective upon receipt by the Distributor.

SECTION 6 STATUS OF PARTICIPANT AND DISTRIBUTOR

6.01 Ability to Enter Into Agreement. Each of the Participant and Distributor hereby represents and warrants that it (i) is duly organized, validly existing and in good standing under the laws of its state of organization, (ii) has the power and authority, and the legal right, to own its assets and to transact the business in which it is engaged, and (iii) has the power and authority, and the legal right, to execute, deliver and perform its obligations under this Agreement and has taken all necessary action required by its governing documents or other applicable requirements of law to authorize the execution, delivery and performance of this Agreement. Each of the Participant and Distributor hereby represents and warrants that this Agreement, when executed and delivered by the Participant or the Distributor, as applicable, will constitute a legal, valid and binding obligation of it and be enforceable against it in accordance with the terms of the Agreement, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

6.02 Clearing Status. The Participant hereby represents and warrants that with respect to all Purchase Orders and Redemption Requests of any Series, (i) it is a DTC Participant, and a Participating Party and (ii) it is duly licensed as an FCM or clears through a duly licensed FCM. If, at any time, the Participant’s representation and warranty made in this Section 6.02 becomes inaccurate, Participant shall give prompt (but in any event within two Business Days) written notice to the Distributor and the Sponsor in writing, and, notwithstanding anything to the contrary herein, the Distributor or the Sponsor may elect to immediately terminate this Agreement in their sole discretion.

6.03 Registration Status. The Participant hereby represents and warrants that it is (i) registered as a broker-dealer under the 1934 Act, (ii) qualified to act as a broker-dealer in all of the U.S. states and in such other U.S. jurisdictions where it is so required to be qualified in order to carry out obligations under this Agreement and to offer and sell Shares under applicable Law (to the extent it will offer or sell Shares in such jurisdictions), and (iii) a member in good standing of FINRA. The Participant also represents and warrants that, in connection with its activities hereunder, it is either (a) registered with the CFTC and a member in good standing with NFA or (b) not required to be registered with the CFTC and a member of NFA. The Participant agrees that it will maintain such registrations, qualifications, and membership in good standing and in full force and effect throughout the term of this Agreement. The Participant further agrees to comply with all applicable Laws and with the Constitution, By-Laws and Conduct Rules of FINRA, to the extent such Laws relate to Participant’s Purchase Orders or Redemption Requests and related transactions in, and activities with respect to, the Shares, and that it will not offer or sell Shares of any Series in any state or jurisdiction where they may not lawfully be offered and/or sold.

6.04 Foreign Status. If the Participant is offering and selling Shares of any Series of the Trust in jurisdictions outside the several states, territories and possessions of the United States, the Participant will maintain such licenses and registrations as are required to offer or sell the Shares in such jurisdictions, observe the applicable laws and regulations of such jurisdiction in which such offer and/or sale is made, comply with disclosure requirements under applicable Law, and conduct its business in accordance with the FINRA Conduct Rules to the extent consistent with the Laws of such jurisdiction.

6.05 Distributor Status. The Participant understands and acknowledges that the method by which Shares will be created and traded may raise certain issues under applicable securities laws. For example, because new Creation Units may be issued and sold by the Trust on an ongoing basis, at any point a “distribution”, as such term is used in the 1933 Act, may occur. The Distributor, Sponsor and the Trust hereby caution Participant that some activities on its part, depending on the circumstances, may result in its being deemed a participant in a distribution in a manner which could render it a statutory underwriter and subject it to the prospectus delivery and liability provisions of the 1933 Act. The Participant also understands and acknowledges that dealers who are not “underwriters” but are effecting transactions in Shares, whether or not participating in the distribution of Shares, are generally required to deliver a prospectus. In addition to satisfying the prospectus delivery and disclosure requirements of the 1933 Act, the Participant and any other participant in the distribution of the Shares purchased by the Participant also has the obligation to comply with the disclosure delivery requirements of the CEA.

6.06 Anti-Money Laundering. The Participant represents, warrants and covenants that it has established and presently maintains, and will continue to maintain throughout the term of this Agreement, an anti-money laundering program (the “Program”) reasonably designed to prevent the Participant and any Series whose Shares are sold by the Participant from being used as a conduit for money laundering or other illicit purposes or the financing of terrorist activities. The Participant represents and warrants that it is and agrees that, at all times this Agreement is in effect, it will be, in compliance with the Program and all anti-money laundering laws, regulations and rules applicable to it including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”). The Participant agrees to provide an annual written certification to the Sponsor that it has implemented a Program and that it will perform the specified requirements of the Sponsor’s customer identification program.

SECTION 7 ROLE OF PARTICIPANT

7.01 Independent Contractor. The Participant acknowledges and agrees that for all purposes of this Agreement, the Participant will be deemed to be an independent contractor, and will have no authority to act as agent for the Trust, any Series, the Sponsor, the Distributor or the Transfer Agent in any matter or in any respect in connection with this Agreement. The Participant agrees to make itself and its employees available, upon reasonable request, during normal business hours to consult with the Distributor or the Sponsor or their designees concerning the performance of the Participant’s responsibilities under this Agreement.

7.02 Maintenance of Records. The Participant agrees to maintain records of all Purchase Orders and Redemption Requests made by or through it and furnish copies of such records to the Sponsor or the Distributor upon their request. The Participant agrees, upon request, to provide to the Sponsor and the Distributor all information they may reasonably request regarding sales of Shares made by or through the Participant.

SECTION 8 MARKETING MATERIALS AND REPRESENTATIONS

The Participant represents, warrants and agrees that it will not make any representations concerning Shares, the Trust or any Series other than those consistent with the Prospectus for each Series. The Participant agrees not to furnish or cause to be furnished to any person or to display or publish any information or materials relating to Shares (including, without limitation, promotional materials and sales literature, advertisements, press releases, announcements, statements, posters, signs or other similar materials), except such information and materials as may be furnished to the Participant by the Distributor or the Sponsor and such other information and materials as may be prepared by or for Participant and approved by the Distributor. The Participant agrees that any representation or statement in such reports, institutional sales literature, correspondence or other similar materials prepared by or for Participant will not contain any untrue statement of a material fact or omit to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading and, to the extent such materials include statements of fact regarding the Shares, such statements of fact will be consistent with the Prospectus of the Series to which such Shares relate. As between the Trust, Sponsor and Distributor on one hand and the Participant on the other, Participant agrees that Participant shall be fully responsible and liable for all reports, sales literature, correspondence, communications or other similar materials regarding any Series or Shares prepared by it, notwithstanding that such materials were approved by the Distributor.

Participant agrees that, so long as this Agreement remains in effect, it may be identified or named as an “Authorized Participant,” “underwriter” or any similar designation, in any materials relating to the applicable Series for which Participant is acting or the Trust, if requested or required to so identify Participant or as may be necessary to meet the requirements of applicable Laws.

The Participant acknowledges that, in addition to satisfying the prospectus delivery and disclosure requirements of the 1933 Act, it and any other participant in the distribution of the Shares purchased by the Participant have an obligation to comply with applicable prospectus delivery requirements under the CEA.

SECTION 9 INDEMNIFICATION; LIMITATION OF LIABILITY

9.01 Indemnification. The Participant hereby agrees to indemnify and hold harmless the Trust, the Sponsor, the Distributor, the Transfer Agent, their respective subsidiaries, Affiliated Persons, partners, directors, officers, employees and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each a “Indemnified Party”) from and against any loss, liability, cost and expense (including reasonable attorneys’ fees and reasonable costs of investigation and preparation, collectively “Losses”) incurred by such Indemnified Party as a result of (i) any breach by the Participant of any provision of this Agreement; (ii) any failure on the part of the Participant to perform any of its obligations set forth in this Agreement or as required pursuant to the disclosures set forth in any Prospectus for a Series or the provisions of the AP Handbook; (iii) any failure by the Participant to comply with applicable Laws, (iv) actions of such Indemnified Party in reliance upon any instructions issued by the Participant that are reasonably believed by the Indemnified Party to be genuine and to have been given by the Participant or an Authorized Person and (v) (A) any representation by the Participant, its employees or its agents or other representatives about the Shares, any Indemnified Party or the Series that is not consistent with the Series’ then-current Prospectus and (B) any untrue statement or alleged untrue statement of a material fact contained in any research reports, marketing material and sales literature described in Section 8 herein or any alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading to the extent that such statement or omission relates to the Shares or any Indemnified Party unless such statement or omission was consistent with the applicable Prospectus or made at the written direction of the Distributor. The foregoing shall not apply to any Losses incurred by such Indemnified Party arising out of the Indemnified Party’s own fraud, willful misconduct or reckless disregard of its duties hereunder.

9.02 Limitation of Liability. The Participant agrees that the Sponsor, the Distributor and the Trust shall not be liable, absent fraud or willful misconduct, for losses incurred by the Participant in connection with the placement of Purchase Orders or Redemption Requests or otherwise, including as a result of unauthorized use of the Participant’s PIN Number.

9.03 Trust Liability. The Participant agrees and consents to look solely to the assets of the particular Series in controversy for payment in respect of any claim against or obligation of such Series.

9.04 Survival. This SECTION 9 shall survive the termination of this Agreement.

SECTION 10 NOTICES

All notices, communications, requests and demands to or upon the respective Parties hereto to be effective shall be in writing (and if sent by mail, sent via certified or registered mail, return receipt requested) or be by confirmed facsimile transmission or electronic mail with confirmed delivery status notification. All notices shall be deemed to have been duly given or made when delivered by hand, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of electronic mail transmission, when sent, addressed as follows or at such other address as such Party may designate in writing. Notwithstanding the above, delivery of any amendment or supplement to the Prospectus or AP Handbook shall be made via email to the Participant.

DISTRIBUTOR:	PARTICIPANT:
Attn: General Counsel SEI Investments Distribution Co. One Freedom Valley Drive Oaks, Pennsylvania 19456-1100	Attn:
Telephone: (610) 676-3482 Facsimile: (610) 676-3482	Telephone: Facsimile: Email:

SPONSOR:

Attn: General Counsel

Metaurus Advisors LLC

589 Fifth Avenue, Suite 808

New York, New York 10017

Telephone: 212-634-4250

Facsimile: 212-634-4250

Email:

with a copy to:

Attn: General Counsel

Metaurus Advisors LLC

22 Hudson Place

Hoboken, New Jersey 07030

with a copy to:

SECTION 11 COMMENCEMENT OF TRADING

The Participant may not submit a Purchase Order or a Redemption Request pursuant to this Agreement until a date agreed upon by the Distributor and the Participant, which may be the date of this Agreement.

SECTION 12 DEFINITIONS

The capitalized terms used in this Agreement are defined below. Any capitalized terms used herein that are not defined shall have the meaning set forth in the Prospectus or in the AP Handbook.

12.01 “1933 Act” means the Securities Act of 1933, as amended.

12.02 “1934 Act” means the Securities Exchange Act of 1934, as amended.

12.03 “AP Handbook” means the handbook and other supplemental materials that accompany, or are made available in connection with, this Agreement that clarify and provide revised or additional procedures with respect to a Participant’s transactions with the Distributor, the Sponsor and the Trust, as they may be amended from time to time by the Distributor, Sponsor or the Trust and made available to the Participant. The AP Handbook is incorporated by reference into this Agreement and hereby made a part hereof. It is acknowledged and agreed that the AP Handbook may be made available solely in an electronic format accessible via the internet. Any changes to the AP Handbook made available to the Participant subsequent to the date of this Agreement shall also be deemed incorporated by reference herein.

12.04 “Authorized Person” means a person that is authorized to give instructions relating to any activity contemplated by this Agreement or any other notice, request or instruction on behalf of the Participant.

12.05 “Business Day” shall mean each day the exchange on which a Series is listed is open for regular trading.

12.06 “Cash Amount” means an amount of cash sufficient to pay any applicable transaction fee, redemption fee and any additional fixed and/or variable charges applicable to purchase or redemption transactions effected fully or partially in cash (when, in the sole discretion of the Sponsor, cash transactions are available or specified), in each case, as disclosed in the applicable Prospectus. Without limiting the generality of the foregoing, the term “Cash Amount” shall also include any fees, costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by the Trust in taking possession of, liquidation of or other use of any collateral posted in lieu of delivery of Deposit Instruments, Redemption Instruments or Shares. In the case that a Purchase Order or a Redemption Request will include cash in lieu or will be effected on a cash basis, the Cash Amount will also include the estimated transaction costs and other costs of purchasing the Deposit Instruments or selling Redemption Instruments, including operational processing and brokerage costs, and the spread between the expected bid and offer side of the market relating to such instruments. Computation of this amount shall exclude any taxes, governmental charges, stamp duty and other similar fees and expenses payable upon the transfer of beneficial ownership of the Deposit Instruments, which shall be the sole responsibility of the Participant and not of the Trust, Sponsor or the Distributor.

12.07 “Cash Component” means, (1) in the case of a purchase of a Creation Unit, an amount of cash equal to the difference between the total aggregate value of the Deposit Instruments and the net asset value of the Creation Unit; and (2) in the case of a redemption of a Creation Unit, an amount of cash equal to the difference between the net asset value of the Creation Unit being redeemed and the total aggregate value of the Fund Instruments delivered by the Series in consideration for the Creation Unit, in each case including any cash in lieu amounts.

12.08 “cash in lieu” shall have the meaning given such term in Section 2.02 of this Agreement.

12.09 “CEA” means the Commodity Exchange Act.

12.10 “CME” means Chicago Mercantile Exchange.

12.11 “CNS Clearing Process” means the Continuous Net Settlement clearing processes of NSCC, as such processes have been enhanced to effect purchases and redemptions of Creation Units.

12.12 “CNS System” means the Continuous Net Settlement clearing processes of NSCC.

12.13 “Contractual Settlement Date” means the date as specified by the Prospectus or in the AP handbook upon which delivery of: (i) Deposit Instruments or Fund Deposit and any Cash Component, as applicable, in the case of a Purchase Order, or (ii) Redemption Instruments or Fund Redemption Deposit and any Cash Component, must be made by the Participant to the Trust.

12.14 “Creation Unit” means an aggregation of a specified number of Shares of a Series, as specified in the applicable Prospectus.

12.15 “Custodian” means or such other custodian as the Trust may specify from time to time.

12.16 “Deposit Instruments” means the futures and treasury securities held by the Series in an amount determined by the Sponsor in accordance with the Prospectus and deliverable by the Participant to a Series in order to execute a Purchase Order.

12.17 “DTC Participant” means a person that is eligible and authorized to participate in the DTC direct registration system.

12.18 “DTC” means The Depository Trust Company.

12.19 “EFRP” means an exchange for related position transaction conducted in accordance with CME Rule 538 and as described in the Prospectus. An EFRP will include a futures leg and a related position leg. In connection with a Purchase Order, the futures leg will be comprised of futures contracts invested in by the Series, as described in the Prospectus, which will be transferred from the Participant or its clearing FCM at the 4:00 pm Eastern Time closing or daily settlement price. The related position leg will be a Creation Unit, delivered by the Series to the Participant through NSCC and a transfer by the Participant to the custodial account of the Series at the Custodian or applicable sub-custodian of U.S. treasury securities in an amount equal to the aggregate net asset value of the Creation Unit and the Cash Component. In connection with a Redemption Request, the futures leg will be comprised of futures contracts invested in by the Series, as described in the Prospectus, which will be transferred from Custodian to the Participant or its clearing FCM at the 4:00 pm Eastern Time closing or daily settlement price, and the related position leg will be Shares comprising the Creation Unit, delivered by the Participant to the Series through NSCC and cash equal to the Cash Component delivered by the Participant to the Custodian on behalf of the Series.

12.20 “FINRA” means the Financial Industry Regulatory Authority, Inc.

12.21 “Fund Cash Deposit” means, upon agreement by the Sponsor that it will accept a cash Purchase Order, the aggregate net asset value of the Deposit Instruments as of 4:00 pm Eastern Time and the Cash Component.

12.22 “Fund Cash Redemption Amount” means, upon agreement by the Sponsor that it will accept a cash Redemption Request, the aggregate net asset value of the Redemption Instruments, as of 4:00 pm Eastern Time and the Cash Component.

12.23 “Law” means any municipal, state or federal statute or law and the laws of any non-U.S. jurisdiction; any order, rule, regulation, ordinance, guideline, pronouncement, code, no-action letter or interpretation of a regulatory or self-regulatory body; any order of a court, executive body, arbitration panel or other dispute resolution authority; the common law and similar laws and legal guidance, such as restatements of law published by bar associations or other groups of legal experts in the U.S. to the extent relevant to a Party and/or to the performance of a Party’s obligations under this Agreement.

12.24 “Losses” has the meaning set forth in Section 9.01 hereto.

12.25 “NFA” means National Futures Association.

12.26 “non-CNS Clearing Process” means the applicable clearing process specified for any Series, including but not limited to those affected through the facilities of DTC, the Federal Reserve System, Euroclear, the custodian, local subcustodians and/or any subset or combination thereof.

12.27 “NSCC” means the National Securities Clearing Corporation.

12.28 “Participant Client” means any party on whose behalf the Participant acts in connection with an Purchase Order or a Redemption Request (whether a customer or otherwise).

12.29 “Participating Party” means a Participant who is a member of the NSCC and a participant in the CNS System of NSCC

12.30 “Parties” means the Sponsor, the Distributor and the Participant.

12.31 “PIN Number” means a unique personal identification number issued to the Participant pursuant to this Agreement.

12.32 “Prospectus” means each Series’ current disclosure document including, but not limited to, its prospectus, and statement of additional information included in the Trust’s effective registration statement on Form S-1, as supplemented and/or amended from time to time, the contents of which are hereby incorporated into this Agreement by reference.

12.33 “Purchasing Shareholder” means, in the case of a same Business Day Purchase Order and Redemption Request as described in Section 3.04, the Participant (in the case of a Purchase Order that is placed for the Participant’s own beneficial interest) or Participant Client (in the case of a Purchase Order that is placed for the Participant Client’s beneficial interest).

12.34 “Redeeming Shareholder” means, in the case of a same Business Day Purchase Order and Redemption Request as described in Section 3.04, the Participant (in the case of a Redemption Request that is placed for the Participant’s own beneficial interest) or Participant Client (in the case of a Redemption Request that is placed for the Participant Client’s beneficial interest).

12.35 “Redemption Instruments” means the futures and treasury securities held by the Series in an amount determined by the Sponsor in accordance with the Prospectus and deliverable by the Series to a Participant in order to execute a Redemption Request.

12.36 “Series” has the meaning set forth in the recitals and includes Series that are formed and offered after the date of this Agreement.

12.37 “Transfer Agent” has the meaning set forth in the preamble of this Agreement and shall apply to any other transfer agent as the Trust may specify from time to time upon notice to the Participant.

12.38 “Website” means the website: https://etfwebservices.seic.com/ETF (or such other web address as may be communicated by the Distributor or the Sponsor to the Participant from time to time) established and maintained by the Distributor or the Sponsor for purposes of allowing Participants to place Purchase Orders and Redemption Requests, as it may be updated from time to time.

SECTION 13 INCORPORATION BY REFERENCE AND PROSPECTUS CONTROLLING

The Participant acknowledges receipt of the AP Handbook, represents that it has reviewed such document and understands the terms thereof, and further acknowledges that the information and procedures contained therein are incorporated herein by reference. To the extent there is a conflict between any provision of this Agreement other than the indemnities provided in SECTION 9 and Sections 14 and 16 and the provisions of a Prospectus, the provisions of the Prospectus shall control. The Participant also acknowledges and agrees that the Prospectus for each Series may contain, among other things, procedures relating to the creation and redemption of Shares. The Participant hereby acknowledges and agrees that it has the responsibility of reviewing and obtaining familiarity with the Prospectus for the Shares of each Series in which it transacts. In the event that any information contained in the AP Handbook or posted on the Website is in conflict with the information disclosed in the Prospectus for a Series, the information contained in the Prospectus shall be controlling. In the event that any information posted on the Website (for the avoidance of doubt, it is acknowledged and agreed that the Website is deemed not to include the Prospectus or the AP Handbook) is in conflict with the terms and conditions of this Agreement, the terms and conditions of this Agreement shall be controlling.

SECTION 14 EFFECTIVENESS, TERMINATION, AMENDMENT AND ASSIGNMENT

This Agreement shall become effective in this form upon delivery to and execution by the Distributor. This Agreement may be terminated at any time by any Party upon sixty days prior written notice to the other Parties and may be terminated earlier by a Party at any time in the event of a breach by the other Party of any provision of this Agreement or the procedures described or incorporated herein. This Agreement automatically terminates should Distributor no longer serve as Distributor to the Trust. This Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof. This Agreement supersedes all prior or contemporaneous representations, discussions, negotiations, letters, proposals, agreements and understandings between the Parties hereto with respect to the subject matter hereof, whether written or oral. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by an authorized representative of each Party. For the avoidance of doubt, it is acknowledged and agreed that changes in procedures stated in the Prospectus or AP Handbook shall not be considered an amendment to this Agreement and shall be effective immediately. This Agreement may not be assigned by the Participant, except in connection with the sale of all or substantially all of the Participant’s business to another party. Sections 5.03, 5.04, 9, 13, 15, 16 and this Section 14 shall survive termination of the Agreement.

SECTION 15 GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the federal Courts for the Southern District of New York, the New York State Courts located in New York, NY, and the appellate courts therefrom in connection with any dispute among the Parties relating to this Agreement, and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-

named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court.

SECTION 16 THIRD PARTY BENEFICIARIES

There shall be no third party beneficiaries to this Agreement other than the Trust and each Series, which will be third party beneficiaries for purposes of Section 9 and other provisions of this Agreement.

SECTION 17 COUNTERPARTS

This Agreement may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement shall be deemed executed by both Parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original facsimile or scanned signatures of each of the Parties.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year written below.

SEI INVESTMENTS DISTRIBUTION CO. By: Name: Title:	[NAME OF PARTICIPANT] By: Name: Title:

METAURUS ADVISORS LLC By: Name: Title:
Accepted by:
as Transfer Agent

By:
Name:
Title:

ANNEX I

CERTIFICATE DESIGNATING AUTHORIZED PERSONS

The following employees of [NAME OF PARTICIPANT] (each, an “Authorized Person”) are authorized, in accordance with the                     Authorized Participant Agreement between [NAME OF PARTICIPANT] and SEI Investments Distribution Co., as such Agreement may be amended from time to time, to act as agent of [NAME OF PARTICIPANT] to submit Purchase Orders and Redemption Requests (“Orders”) on behalf of [NAME OF PARTICIPANT] and to give instructions or any other notice or request on behalf of [NAME OF PARTICIPANT] with respect to such Orders or any other activity contemplated by the Authorized Participant Agreement.

SECTION A—List of Current Authorized Persons

Name:

e-mail Address:

Telephone:

Fax:

Name:

e-mail Address:

Telephone:

Fax:

Name:

e-mail Address:

Telephone:

Fax:

Name:

e-mail Address:

Telephone:

Fax:

SECTION B—List of Changes to Authorized Persons

The following persons who were not designated as Authorized Persons on Participant’s previous Certificate have been added as Authorized Persons:	The following persons who were included on the Participant’s previous Certificate are no longer Authorized Persons:

The undersigned, [name of secretary or authorized officer], [title] of [name of PARTICIPANT], does hereby certify that the persons listed in Section A above have been duly authorized to act as Authorized Persons pursuant to the Authorized Participant Agreement.

By:
Name:
Title:

Date: